UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert G. Johnson, Jr., M.D., Ph.D.

Effective February 27, 2008, Robert G. Johnson, Jr., M.D., Ph.D. resigned as the President and Chief Executive Officer of Kosan Biosciences Incorporated (the “Company”), and also resigned as a member of the Board of Directors of the Company (the “Board”), effective as of the same date.

Appointment of Helen S. Kim to the Office of President

On February 25, 2008, the Board appointed Helen S. Kim, age 45, as the President of the Company, effective February 27, 2008, and in this capacity she will act as the Company’s principal executive officer. Ms. Kim joined the Company as its Senior Vice President and Chief Business Officer in January 2008. Prior to joining the Company, Ms. Kim held various executive level positions in the biotech industry for 14 years. Ms. Kim held positions of Chief Business Officer at Affymax, Inc. (2002-2003), Senior Vice President of Corporate Development at Onyx Pharmaceuticals, Inc. (1999-2002), Vice President of Marketing and Project Management at Protein Design Labs, Inc. (now PDL BioPharma, Inc.) (1998-1999), and Vice President of Strategic Marketing at Chiron Corporation (now a division of Novartis Vaccines and Diagnostics, Inc.) (1997-1998). Most recently, Ms. Kim served as Chief Program Officer for the Gordon and Betty Moore Foundation (2003-2008) where she successfully developed initiatives to transform healthcare delivery practices in acute care hospitals. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

There were no amendments or modifications to the Company’s current compensatory arrangements with Ms. Kim, nor were there any new compensatory arrangements entered into with, or grants or awards made to, Mr. Kim in connection with her promotion to the office of President. Pursuant to the terms of an employment letter agreement, dated December 5, 2007, between Ms. Kim and the Company (the “Kim Agreement”), Ms. Kim is entitled to an initial annual base salary of $280,000. Pursuant to the Kim Agreement, Ms. Kim is eligible to participate in the Company’s general employee benefits, including healthcare coverage, life and disability insurance and to participate in the Company’s 401(k) plan The foregoing is only a brief description of the material terms of Kim Agreement, does not purport to be complete and is qualified in its entirety by reference to the Kim Agreement that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. In connection with her commencement of employment with the Company, Ms. Kim was granted a stock option to purchase 140,000 shares of the Company’s Common Stock (the “Option”) under the Company’s 2006 Equity Incentive Plan (the “2006 EIP”). The option carries an exercise price of $3.54 per share, the fair market value on the date of grant as determined under the 2006 EIP. 25% of the shares subject to the Option vest on January 3, 2009 and 1/48th of the shares subject to the Option vest monthly thereafter over a period of 36 months, subject to acceleration under certain circumstances. Ms. Kim was also granted 15,100 restricted stock units (“RSUs”) under the 2006 EIP, with each RSU representing a nontransferable right to receive one share of the Company’s Common Stock (subject to adjustment for certain specified changes in the capital structure of the Company). A brief description of the terms of the RSUs is included in the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2008.

In addition, Ms. Kim is a participant in the Company’s 2008 Executive Officer Cash Bonus Plan (the “Bonus Plan”) and was previously assigned a target cash bonus amount thereunder equal to 35% of her annual base salary. A summary of the terms of the Bonus Plan was filed as Exhibit 10.44 to the Company’s Current Report on Form 8-K, filed with the SEC on December 10, 2007.

Ms. Kim also entered into the Company’s Level I Change in Control and Severance Benefit Agreement (the “Change in Control Agreement”) in connection with the commencement of her employment with the Company pursuant to which Ms. Kim is eligible to receive certain benefits if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control Agreement), her employment is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control Agreement). A brief description of the Change in Control Agreement is included in the Company’s Current Report on Form 8-K, filed with the SEC on February 6, 2006.

Ms. Kim also entered into the Company’s Indemnification Agreement (the “Indemnification Agreement”) in connection with the commencement of her employment with the Company that provides the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws of the Company, as well as certain additional procedural protections. In addition, the Indemnification Agreement provides that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: February 29, 2008	By:	/s/ JONATHAN WRIGHT
Jonathan Wright
Senior Vice President, General Counsel and Secretary